EXHIBIT 99.2

iTrackr Systems, Inc. Launches Open Beta Version of Its Radical Direct Deals Platform, iTrackr.com

DEERFIELD BEACH, Fla. March 1, 2012 --iTrackr Systems, Inc. (OTCBB: IRYS) (“iTrackr” or the “Company”), an e-commerce and social media software and services company, today announced that the Company launched the open beta version of iTrackr.com, its revolutionary online “consumer meets local merchant” direct deals platform.

The open beta version of iTrackr.com employs an extensive merchant database containing approximately 1 million business profiles across the nation and will be adding more throughout the next 4 months. Membership is free for businesses for the first 100 days and thereafter will cost approximately $14.99 per month, which includes an extensive business profile available to the public and the ability to offer discounts to consumers on a weekly basis.

Jeremy Brooks, President of iTrackr Systems, Inc., commented, “Launching the beta version of iTrackr.com marks another significant milestone in getting our game-changing direct deals platform to market. Unlike group deal platforms, our platform is designed to put savings directly into the hands of the consumer at a local level, while simultaneously putting new, unique local customers into the hands of neighborhood businesses across the country.”

He continued, “We’ve clearly taken a different approach than other deal platforms. By offering customers the ability to forge their own savings in accordance with their own wants and needs, we’ve eliminated the annoyance of daily emails and the accompanying challenge of facing impulse buys not catered to the individual. We are confident that our direct deals approach will be successful and look forward to its reception amongst users.”

The primary focus of beta testing is to solicit and garner feedback from users in order to eliminate bugs in the software, increase usability, and improve user friendliness. The Company welcomes user suggestions and will work to incorporate any additional features that may heighten the consumer-merchant interaction and enhance their overall user experience.

ABOUT ITRACKR SYSTEMS, INC.:

iTrackr Systems, Inc. is an e-commerce and social media software and services company. The company built and now operates iTrackr.com, a direct deals platform containing over a million business profiles, designed to enable consumers and their local merchants the ability and independence to negotiate discounts directly when they want and how they want. In addition, through its wholly owned subsidiary, RespondQ, the company provides cutting edge chat technology via licensing and is the first in its class to also offer a Full Service and Pay for Performance model to qualifying site owners. The Company was founded in 2006 and is headquartered in Deerfield Beach, Florida. For more information, please visit: http://www.itrackrsystems.com/

Forward Looking Statements

Statements contained herein that are not historical facts may be forward looking statements within the meaning of the Securities Act of 1933, as amended. Although we believe that the expectations and assumptions upon which they are based are reasonable, we can give no assurance that such expectations and assumptions will prove to have been correct. Some of these uncertainties include, without limitation, the company's ability to perform under existing contracts, to procure future contracts, to acquire certain assets, or to finalize funding for the purchase of certain assets. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties, including without limitation, successful implementation of our business strategy and competition, any of which may cause actual results to differ materially from those described in the statements. We undertake no obligation and do not intend to update, revise or otherwise publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of any unanticipated events. Although we believe that our expectations are based on reasonable assumptions, we can give no assurance that our expectations will materialize. Many factors could cause actual results to differ materially from our forward-looking statements. This is not an offer to buy or sell securities and one only can be made pursuant to a registration or an exemption there from.

Contacts

iTrackr Systems Inc. / RespondQ
Jeremy Brooks, President, 888-505-9796
info@itrackrsystems.com

Financial Insights
Thad Morris, 877-723-5542